EXHIBIT-10.18
BIODIESEL TOLL MANUFACTURING CONTRACT
REG# 200707092
This contract is entered into between Renewable Energy Group, Inc. (“REG, Inc.”) and the Seller whose name is set forth below. Seller agrees to toll manufacture for REG, Inc. and REG, Inc. agrees to purchase and pay for biodiesel upon the terms as set out hereafter:
Seller Information:
Seller Name: Western Dubuque Biodiesel, LLC
Address: 1st Ave NE, PO Box 82
City/State/Zip: Farley, IA 52046
Telephone: 563-744-3554
Fax:
Email: tom.brooks@regfuel.com Attention: Tom Brooks
Product: Product shall meet attached specification, Canola methyl ester (B100) produced to meet EN14214 (*** the time of shipment)
Quantity: *** gallons
Price: $***/gallon, REG, Inc shall pay for the raw material feedstock, canola oil. The seller shall pay for all other inputs and the costs to manufacture the product into above noted quality specification.
Changes to freight rates and fuel surcharges are responsibility of Buyer
F.O.B. Point: Farley, IA
Method of Shipment: Rail
Schedule of Shipment: August-October, 2007
Term of Contract: (single purchase mark here ***)
Payment Terms: Net 10 days upon release of certified biodiesel in rail cars.
Buyer represents, warrants, and covenants that the biodiesel purchased under this Contract shall be used as a fuel as provided under Internal Revenue Code Section 40A(b)(1)(B) and shall not be separated as provided in Internal Revenue Code (“IRC”) Section 40A(d)(3)(A). Should REG, Inc. be notified or otherwise become aware of its disqualification for receipt of the biodiesel mixture credit under IRC Section 6426 for all or any part of any sale to Buyer, REG, Inc. shall have the right thereafter to cancel all or any part of any such sales made under this Contract. If such disqualification is as a result of actions of the Buyer, Buyer shall reimburse REG, Inc. for the amount of any credit which REG, Inc. fails to receive or has to pay back on any completed sales.
Seller is provided herewith or has previously been provided REG, Inc.’s Biodiesel General Terms & Conditions (“Additional Provisions”), and understands and agrees to such Additional Provisions as a part of this contract as if fully set out herein. In the event of a conflict between the terms set out in the Additional Provisions and the Contract provisions set out above, the terms above will control.
Accepted and agreed to this 9th day of July, 2007.

SELLER:		RENEWABLE ENERGY GROUP, INC.:

By	/s/ Thomas R. Brooks General Manager	By	/s/ Dave Elsenbast
	(Title)		(Title)

Thomas R. Brooks		Dave Elsenbast

(Name typed or printed)		(Name typed or printed)

***	Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission

RENEWABLE ENERGY GROUP, INC.
BIODIESEL GENERAL TERMS & CONDITIONS
REG, Inc. and Buyer (as identified in the Biodiesel Sales Contract (“Contract”) to which these terms are attached, or incorporated by reference), further agree upon the following provisions:
1.	Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Contract.

2.	Delivery Terms. All sales shall be F.O.B. the “F.O.B. Point” stated in the Contract unless the Contract clearly provides otherwise.

3.	Measurement. Barge, rail car, transport truck, and pipeline quantities shall be determined at the F.O.B. Point stated in the Contract by terminal tank gauges, calibrated scales, rail car/tank gauges, survey weights taken by a licensed surveyor, or any applicable ASTM method. Quantities shall be temperature-adjusted to *** using built-in temperature compensators or ASTM tables. Either party may require that Biodiesel quantity and quality be determined by a jointly-selected, licensed petroleum inspector, whose findings shall be conclusive. Customary inspection costs shall be shared equally, but additional services shall be paid for by the party requesting them.

4.	Risk of Loss/Title Transfer. Title and risk of loss shall pass to Buyer at the F.O.B. Point. Specifically, if Buyer elects to take delivery at Buyer’s facilities, title and risk of loss shall pass to Buyer as Biodiesel transfers into Buyer’s receiving tank, or if Buyer elects to take delivery at REG, Inc.’s facilities, title and risk of loss shall pass to Buyer as Biodiesel delivers into Buyer’s transport, rail car, or barge. REG, Inc. shall retain title to any vapors or condensate recovered during delivery.

5.	Payment. Payment for each delivery will be made in United States dollars within ten (10) days (if shipped by other than rail) or thirty (30) days (if by rail), measured from date of REG, Inc.’s invoice, unless other payment arrangements have been made. Any uncontested balance not timely paid will be subject to a 1.5% monthly finance charge, with minimum late payment charge of $5.00.

6.	Specifications. All Biodiesel supplied to Buyer under the Contract shall comply with the current specifications under ASTM D-6751.

7.	Safety and Health. REG, Inc. shall furnish to Buyer a materials safety data sheet about Biodiesel prior to the first delivery and shall provide current and updated material safety data sheets to Buyer during the term of the Contract.

8.	Biodiesel Certification. REG, Inc. shall provide Buyer at time of shipment a Biodiesel Certificate of Analysis (“CoA”). If applicable, REG, Inc. shall also provide Buyer a Certificate for Biodiesel for each load of B100 referencing the invoice number and quantity of biodiesel.

9.	Warranty of Title. REG, Inc. warrants that it has good title to the Biodiesel, free of all liens, charges, encumbrances, pledges or security interests. REG, Inc. warrants the Biodiesel is free of any claims of infringement of any patent, copyright or misappropriation of any confidential information or trade secret of other parties

10.	Limitation of Warranties. EXCEPT FOR THE SPECIFICATIONS IN SECTION 6 AND THE WARRANTIES IN SECTION 9, REG, INC. HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE BIODIESEL INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Claims, Remedies for Buyer. If Buyer discovers, prior to delivery, that any Biodiesel tendered for delivery fails to comply with the specifications and warranties indicated in this Contract, Buyer may reject same, or at its option and upon notice to REG, Inc., may accept such Biodiesel with such cash price adjustment (or other resolution) as may be made by mutual agreement. If Buyer discovers, after delivery, that Biodiesel received from REG, Inc. fails to meet the specifications and warranties indicated in this Contract, Buyer shall notify REG, Inc. in writing promptly upon discovery of the same. If Buyer fails to notify REG, Inc. of complaints or objections in writing within fifteen (15) days from the time of delivery, such delivery shall, for all purposes under the Contract, be deemed to be free of any defects, and shall operate as a waiver by the Buyer and release of REG, Inc. of any liability in respect to such claim. If Buyer timely notifies REG, Inc., as Buyer’s exclusive remedy, REG, Inc. will within a reasonable period of time, at REG, Inc.’s option and at REG, Inc.’s cost (including expense of return and redelivery), remedy the defect in, replace, or refund the purchase price of, any Biodiesel that fails to meet the specifications and warranties in this Contract (or in such circumstance the parties may negotiate such cash price adjustment (or other resolution) as may be made by mutual agreement).

12.	Limitation of Liability. Neither party shall be liable to the other for consequential, incidental, or punitive damages arising out of any breach of this Contract.

13.	Arbitration. Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled exclusively by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, conducted in Des Moines, Iowa. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

14.	Default. Either party may terminate this Contract in the event of a material default by the other party which is not cured within ten (10) days after notice of default is given. The right to terminate is in addition to Buyer’s remedies as set out herein, or to REG, Inc.’s rights at law or in equity including to recover its money damages caused by such material default, together with arbitration fees, court costs, and reasonable attorney fees to enforce such remedies or rights. Notwithstanding any such termination of the Contract, the obligations and rights of the parties which have accrued as of the time of termination shall survive.

15.	Detention and Demurrage. For railcars, Buyer will be allowed *** for unloading from actual placement of railcar, Buyer agreeing to pay demurrage charges of $*** for any day thereafter. For trucks, Buyer will be allowed *** for unloading, Buyer agreeing to pay $*** per hour thereafter for any truck detention. Any demurrage billed to Buyer shall have appropriate documentation substantiating the demurrage.

16.	Taxes, Duties, Tariffs and Similar Charges. Buyer shall be responsible for and pay any tax, tariff, duty, fee or other governmental charge or assessment now or hereafter imposed or increased by or under the authority of any foreign, federal, state, or other governmental law, rule or regulation upon or measured by this Contract, or arising from the sale, transfer, or delivery of the Biodiesel to Buyer under the Contract, or any subsequent sale or use of the Biodiesel. If Seller shall pay any such tax, duty, tariff, fee or charge, Buyer shall reimburse Seller upon demand.

17.	Compliance with Terminal Access Agreements. REG, Inc. shall ensure that its transport carriers, contractors, and agents execute and comply with Buyer’s Terminal Access Agreement (if applicable), a copy of which Buyer agrees to provide at or before the first delivery. Buyer shall ensure that its transport carriers, contractors, and agents execute and comply with REG, Inc.’s Terminal Access Agreement (if applicable), a copy of which REG, Inc. agrees to provide at or before the first pick up. Each party shall ensure that all of such party’s employees, contractors, and agents comply with all rules and guidelines established by the other party from time to time with respect to the other party’s terminal, including applicable safety rules and its Drug, Alcohol, and Firearm Policy which prohibits possession, use, consumption, distribution or sale of drugs, drug paraphernalia, alcohol, firearms, ammunition or other weapons upon the other party’s terminal. The foregoing shall apply whether a terminal is owned, leased or operated by the other party.

18.	Compliance with Laws. Each party (in behalf of themselves, and their respective employees and agents) agrees to comply with all laws, regulations, and standards as applicable for the manufacture, storage, sale, transportation, and disposition of Biodiesel.

19.	Force Majeure. Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, public enemy, war, terrorism or sabotage, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom, and shall give prompt written notice of the force majeure event to the other party. The obligations of the party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event. The affected party must act with commercially reasonable diligence to resume performance and notify the other party when the force majeure event no longer affects its ability to perform under the Contract.

20.	Miscellaneous:
A.	Benefits. This Contract shall bind and benefit the parties and their permitted successors and assigns.

B.	Assignment. Neither party may assign any of its rights in or delegate any of its duties under this Contract without the prior written consent of the other party.

C.	Governing Law. Iowa law shall govern the construction and enforcement of this Contract without regard to conflicts of law principles and excluding the Convention on Contracts for the International Sale of Goods.

D.	Entire Agreement; Amendment. This Contract contains the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements and understandings. This Contract may not be amended or modified except in writing signed by both parties.

E.	Execution and Delivery. This Contract (and subsequent documents carrying out transactions hereunder) may be signed manually or by means of a device or machine, or use of a facsimile or other alternative signature methods, may be executed in counterparts, which, taken together, shall be considered one instrument, and may be delivered by reasonable means including fax or electronic transmission. The parties further agree that a photo or fax copy (or other reasonable means of reproduction of a duplicate) of the Contract (and subsequent documents carrying out transactions hereunder) shall for all purposes be as valid as an original.

F.	No Inference from Drafting. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of the Contract.

G.	Waiver. The waiver by either party of a breach of any provision of this Contract will not constitute or be construed as a waiver of any future breach of any provision of this Contract.

H.	Electronic Records. The parties each agree that the transactions carried out under the Contract may be conducted in whole or in part by electronic means, further consenting to the use and validity of electronic records and signatures.
Buyer Initials:

***	Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission
Buyer Initials: